AMENDMENT TO THE

BYLAWS

OF

WIRED ASSOCIATES SOLUTIONS, INC.

A Nevada Corporation

As of March 13, 2012

ARTICLE 13.

MISCELLANEOUS

13.3 FISCAL YEAR.       The fiscal year of the Company shall end on the 31st day of December in each year.

Dated: March 13, 2012	By:/s/ Justin Jarman
Name: Justin Jarman
Title: Chief Executive Officer